Exhibit 35.1
Wachovia Corporation
301 South College Street
Charlotte, NC 28288-5578

WACHOVIA AUTO LOAN OWNER TRUST 2007-1
Officer’s Certificate of the Master Servicer
Annual Statement as to Compliance

WDS Receivables LLC	U.S. Bank. National Association
444 East Warm Springs Road	60 Livingston Avenue, EP-MN-WS3D
Las Vegas, Nevada 89119	St. Paul, MN 55107-2292
Attn: Keith Ford

Wachovia Auto Loan Owner Trust 2007-1	Moody’s Investors Service, Inc.
c/o Wilmington Trust Company	ABS Monitoring Department
Rodney Square North	99 Church Street
1100 North Market Street	New York, New York 10007
Wilmington, Delaware 19890-0001

Standard & Poor’s Ratings Services
Attention: Asset Backed Surveillance Department
55 Water Street
New York, New York 1004[1]
Pursuant to §3.11(a) of the Servicing Agreement dated as of June 1, 2007, among Wachovia Bank, National Association, as Seller and Servicer, Wachovia Auto Loan Owner Trust 2007-1, as Issuer, and U.S. Bank, as Indenture Trustee, the undersigned officer hereby certifies that (i) a review of the activities of the Servicer from June 1, 2007 through December 31, 2007, and of its performance under this Agreement has been made under such officer’s supervision and (ii) to such officer’s knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement throughout such period.

Dated: March 28, 2008	WACHOVIA BANK, NATIONAL ASSOCIATION As Master Servicer,
/s/ William Nelson
William Nelson
Vice President